IMG MUTUAL FUNDS, INC.


                                  EXHIBIT # 12

                                       TO

                        FORM N-14 REGISTRATION STATEMENT

                  CLINE, WILLIAMS, WRIGHT, JOHNSON & OLDFATHER
                            1900 First Bank Building
                              233 South 13th Street
                                Lincoln, NE 68508
                                 (402) 474-6900
                               Fax: (402) 474-5393




                                December 12, 1997




IMG Mutual Funds, Inc.
2203 Grand Ave.
Des Moines, IA 50312-5338

The Coventry Group
3435 Stelzer Road
Columbus, OH 43219

         RE: Plan of Reorganization for Combining The Coventry Group, the AMCORE Vintage U.S. Government Obligation Fund (the "Government Fund"), the AMCORE Vintage Fixed Income Fund (the "Income Fund"), the AMCORE Vintage Intermediate Tax-Free Fund (the "Tax-Free Fund"), the AMCORE Vintage Balanced Fund (the "Balanced Fund"), the AMCORE Vintage Aggressive Growth Fund (the "Growth Fund"), and the AMCORE Vintage Fixed Total Return Fund (the "Total Return Fund") (the "Acquired Portfolios") into the IMG Mutual Funds, Inc., and its Government Fund Portfolio, Income Fund Portfolio, Tax-Free Fund Portfolio, Equity Fund Portfolio, Balanced Fund Portfolio, Growth Fund Portfolio, and Total Return Portfolio (the" Surviving Funds")

Dear Sirs:

         We have been asked to give our opinion relating to the above-described transaction (the "Reorganization"), as to certain Federal income tax consequences of consummating the transactions contemplated in the Plan of Reorganization (the "Plan").

Background

         The Coventry Group ("CG") is a Massachusetts business trust consisting of multiple investment portfolios, namely, the Acquired Portfolios identified above (the "Transferor Funds"). The Transferor Funds and the Surviving Funds are sometimes referred to herein collectively as "Funds." CG, as well as each of the "Funds", is registered under the Investment Company Act of 1940, as amended, as an open-end investment company of the management type.

         It is proposed that all the assets and liabilities of the Transferor Funds be transferred to the Surviving Funds. As consideration for such transfer, the Surviving Funds are issuing to the Transferor Funds a number of full and fractional shares of common stock in the Surviving Funds equal to the net asset value of the shares outstanding of the respective Transferor Funds at the Effective Time of the Reorganization.

         Immediately after the transfer, the Surviving Funds shares issued to the Transferor Funds are to be distributed to the shareholders of the Transferor Funds in liquidation of the Transferor Funds, and the Transferor Funds are to cease operations. Each Transferor Fund shareholder is receiving shares of the Surviving Funds in proportion to the shareholding in each Transferor Fund immediately before the Reorganization. The outstanding shares of the Transferor Funds are to be canceled, and the Transferor Funds are to be terminated.

Assumptions

         For purposes of this opinion, we have made several assumptions:

         First, that each of the Funds qualified as a "regulated investment company" under Part I of Subchapter M of Subtitle A, Chapter 1, of the Internal Revenue Code of 1986, as amended (the "Code") and also meet the diversification requirements of Code ss.368(a)(2)(E)(ii), for its most recently ended fiscal year and will continue to so qualify for its current fiscal year;

         Second, that the Surviving Funds are acquiring at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by each Transferor Fund immediately prior to the transaction, treating any assets used to make other than regular and normal distributions or redemptions as unacquired assets;

         Third, that the shareholders of the Transferor Funds have no plan or intention to dispose of a number of shares of the Surviving Funds received by them as a result of the transaction which would result in their owning in the aggregate shares of the Surviving Funds having a fair market value that is less than 50% of the fair market value of the Transferor Funds' shares outstanding immediately before the transaction (including any Transferor Funds' shares redeemed in anticipation of the transaction);

         Fourth, that the Surviving Funds have no plan or intention to reacquire any of their shares issued in the transaction, except for redemptions in the ordinary course of business as a regulated investment company;

         Fifth, that the Surviving Funds have no plan or intention to sell or otherwise to dispose of any of the assets of the Transferor Funds acquired in the transaction, except for dispositions made in the ordinary course of business;

         Sixth, that the liabilities of the Transferor Funds assumed by the Surviving Funds and the liabilities to which the transferred assets of the Transferor Funds are subject were incurred by the Transferor Funds in the ordinary course of business;

         Seventh, that the transaction serves a business purpose or purposes of the Funds and that following the transaction the Surviving Funds will continue the historic business of the Transferor Funds or use a significant portion of the Transferor Funds' historic business assets in a business;

         Eighth, that there is no intercorporate indebtedness existing between the Surviving Funds and the Transferor Funds that was issued, acquired or will be settled at a discount;

         Ninth, that the Surviving Funds do not own, directly or indirectly, nor have they owned during the past five years, directly or indirectly, any stock of the Transferor Funds;

         Tenth, that the Transferor Funds are not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in any Federal or State court; and

         Eleventh, that the Plan substantially in the form included as an exhibit to the registration statement of the Surviving Funds, on Form N-14 under the Securities Act of 1933 (the "Registration Statement") has been or will be duly authorized by the Surviving Funds.

         The opinions set forth below are subject to the approval of the Plan by the shareholders of the Transferor Funds, to the proper submission and filing of appropriate documents with the appropriate government agencies and to the satisfaction of the terms and conditions set forth in the Plan.

Conclusions

         Based upon the Code, applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service contained in revenue rulings and procedures, and judicial decisions, and upon the information, representations and assumptions contained herein and in the documents provided to us by you, it is our opinion for Federal income tax purposes that:

                    (i) the transfer of all of the assets and liabilities of the Transferor Funds to the Surviving Funds in exchange for shares of the Surviving Funds and distribution to shareholders of the Transferor Funds of the shares the shares of the Surviving Funds so received, as described in the Plan, will constitute a reorganization within the meaning of Code section 368(a)(1)(C) or 368(a)(1)(D);

                   (ii) in accordance with sections 361(a), 361(c)(1) and 357(a) of the Code, no gain or loss will be recognized by any Transferor Fund as a result of such transactions;

                  (iii) in accordance with section 1032(a) of the Code, no gain or loss will be recognized by the Surviving Funds as a result of such transactions;

                   (iv) in accordance with section 354(a)(1) of the Code, no gain or loss will be recognized by the shareholders of any of the Funds on the distribution to them by a Transferor Fund of shares of the Surviving Funds in exchange for their shares of such Transferor Fund (but shareholders of an Acquired Fund subject to taxation will recognize income upon receipt of any net investment income or net capital gains of such Acquired Funds which are distributed to them by such Acquired Fund prior to the closing date of its Reorganization);

                    (v) in accordance with section 358(a)(1) of the Code, the basis of the Surviving Funds shares received by a shareholder of a Transferor Fund will be the same as the basis of the shareholder's Transferor Fund shares immediately before the transactions;

                   (vi) in accordance with section 362(b) of the Code, the basis to the Surviving Funds of the assets of a Transferor Fund received pursuant to the transactions will be the same as the basis of those assets in the hands of such Transferor Fund immediately before the transactions;

                  (vii) in  accordance  with  section  1223(1)  of the  Code,  a shareholder's holding period for Surviving Funds shares will be determined by including the period for which the shareholder held Transferor Fund shares exchanged therefor, provided that the shareholder held such Transferor Fund shares as a capital asset; and

                 (viii) in accordance with section 1223(2) of the Code, the Surviving Funds' holding period with respect to any asset acquired from a Transferor Fund will include the period for which such asset was held by such Transferor Fund; and

                  (ix) each of the Surviving Funds will succeed and take into account the earnings and profits or deficits in earnings and profits of the corresponding Acquired Fund as of the closing of the Reorganization.


         We express no opinion relating to any Federal income tax matter except on the basis of the documents and assumptions described above. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. Such laws, regulations, administrative rulings and court decisions are subject to change at any time. Any such change could affect the validity of the opinion set forth above.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption "Federal Income Tax Consequences" in the Combined Proxy Statement/Prospectus constituting a part of the Registration Statement.

                                           Very truly yours,

                                           /s/ Cline, Williams, Wright,
                                           Johnson & Oldfather

                                           CLINE, WILLIAMS, WRIGHT,
                                           JOHNSON & OLDFATHER